Exhibit 10.19

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is dated as of February 4, 2011 (“Effective Date”), by and between CAPITAL SOLUTIONS, INC., a Pennsylvania corporation (“CS”) and ELEISON PHARMACEUTICALS, LLC. a Delaware limited liability company (the “Company”).

WITNESSETH:

WHEREAS, CS has developed experience and knowledge in corporate acquisitions and financings, which experience and knowledge are of value to the Company; and

WHEREAS, CS is an affiliate of Eleison Investors LP (“EI”), a member of the Company under a certain operating agreement dated February 24, 2012 (the “Operating Agreement”); and

WHEREAS, the parties hereto desire to enter into this Agreement whereby CS shall provide to the Company certain corporate development and financial advisory services relating to the Company’s business under the terms hereof;

NOW THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto mutually agree as follows:

1.         Term. Subject to the provisions hereinafter set forth, the term of this Agreement shall commence as of the date of this Agreement and shall end upon the earlier of the a) fifth anniversary of the date hereof, or b) a Liquidity Event aa the term is defined in the Operating Agreement, or c) upon the event EI’s Percentage Interests become less than 10% as that term is defined in the Operating Agreement; (the “Initial Term”). If this Agreement has not already terminated as provided in clauses (b) and (c) of the preceding sentence, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term”) unless either party gives (be other party written notice of its intent to not renew at least thirty (30) days prior to the completion of the Initial Term or the then current Renewal Term, as the case may be. The Initial term and all the Renewal Terms, if any, are collectively referred to as the “Term”.

2.         Extent of Services. During the Term, CS shall provide financial advice and services related to financings, acquisitions and other development as reasonably requested from time to time by the Company (collectively, the “Services”).

3.         Monthly Fees. As compensation for the Services, the Company shall pay to CS a $6,250 monthly fee (or pro rata portion thereof for any partial month during the Term) (the “Service Fee”), payable within fifteen (15) days after the end of each month upon invoicing by CS. The Service Fee shall not be paid during any period that:

(i)         the Company and its subsidiaries are not in compliance with their payment obligations under, or obligations under the financial covenants in, any credit facility agreement (each, a “Credit Agreement”) between the Company and any bank or other lender;

(ii)         the payment by the Company of its obligations has been blocked, deferred or postponed pursuant to any Credit Agreement or any subordination or intercreditor agreement relating thereto; or

(iii)         the payment by the Company of the Service Fee would, in the reasonable discretion of the Company’s Board of Directors (the “Board”), restrict the working capital of the Company in a manner that would result in undue harm to the business of the Company (each, a “Non-Payment Period”).

All Service Fees not paid during the Non-Payment Period shall be due and payable promptly upon the termination of the Non-Payment Period but only after the prior payment of any amounts blocked, deferred or postponed pursuant to any Credit Agreement.

4.         Reimbursement of Ongoing Expenses,. At all times during the term the Company shall reimburse CS for all reasonable travel, lodging, food and other expenses incurred by CS in connection with its performance of the Services; provided, however, that CS shall not be entitled to any reimbursement from the Company for any such expenses in excess of $500 in any calendar month without obtaining the consent of the Company’s Chief Executive Officer, CS shall periodically submit to the Company in writing an itemized statement setting forth all such travel, lodging, food and other expenses incurred by CS, together with customary evidence of such expenses. The Company shall pay the amount specified on each such statement within thirty (30) days of receipt thereof.

5.         Limitation of Liability, CS (including, for purposes of this Section 5 and Section 6, CS’s officers, directors, managers, partners, employees, representatives, agents and attorneys) shall not be liable, responsible or accountable in monetary damages or otherwise to the Company or any Member for any act or failure to act or for any mistakes of judgment unless such act, failure to act or mistake constitutes self-dealing, willful misconduct or recklessness.

6.         Indemnification.

(a)         Right to Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless CS if it was or is a party (other than a party plaintiff suing un its own behalf), or if it is threatened to he made such a party, to any threatened, pending or completed action, suit or proceedings whether civil, administrative or investigative (including an action by or in the right of the Company) arising out of, or in connection with, any actual or alleged actor omission or is or was serving at the request of the Company as an agent, manager, customer or representative (or person performing similar functions) of any other entity, including, a. domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by CS in connection with such action, suit or proceeding if CS met the standard of conduct of acting in good faith and in a manner CS reasonably believed to be in, or not opposed to, the best interests of the Company. The termination of any action or proceeding by judgment order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that CS did not act in good faith and in a manner that CS reasonably believed to be in, or not opposed to, the best interests of the Company.

(b)    Advancing Expenses. Expenses (including reasonable attorneys’ fees) as reasonably incurred by CS in defending any action, suit or proceeding referred to in Section 6(a) shall be paid by the Company in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of CS to repay such amount if it shall ultimately be determined that CS is not entitled to be indemnified by the Company as authorized in Section 6(a).

(c)    Non-exclusivity of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6 shall not be deemed exclusive of any other rights to which CS may seek indemnification or advancement of expenses or may be entitled under any other provision of this Agreement, any insurance or other agreement or otherwise.

(d)         Survival. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6 shall survive the termination of this Agreement and shall inure to the benefit of CS and its successors and assigns.

7.         Miscellaneous.

(a)         Enforceability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then the parties agree that the court shall have, and the panics will request that the court exercise, the power to modify or restrict any such provision to the extent and in a manner necessary to render the same valid and enforceable, or, if such a modification or restriction is not possible, to excise from this Agreement the provision(s) at issue, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

(b)         Entire Agreement. This Agreement constitutes the entire understanding between the parties regarding the subject matter hereof and there are no covenants, conditions, representation or agreements, oral or written, or any nature whatsoever regarding the subject matter hereof, other than those herein contained.

(c)    Amendments. No amendment, alteration, or modification of this Agreement shall be binding upon the parties hereto unless said amendment, alteration, or modification is in writing and signed by all parties hereto and, if required, has the prior written consent of the Lenders.

(d)    Severability. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted.

(e)    Waiver. The waiver of a breach of any term of this Agreement by any of the parties hereto shall not operate or be construed as a waiver by such party of the breach of any other term of this Agreement or as a waiver of a subsequent breach of the same term of this Agreement.

(f)    Assignment. Except as set forth below, CS shall not assign, transfer, or convey this Agreement, or in any way encumber the compensation or other benefits payable to it hereunder, except with the prior written consent of the Company. The Company may assign this Agreement and its rights hereunder in whole, but not in part, to any entity to which it transfers all or substantially all of its assets (and, in such event the term “Company” as used herein shall mean and refer to such successor-in-interest).

(g)    Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, overnight delivery, or registered mail, return receipt requested, to the parties at the addresses set forth below or to such other addresses as either party may designate to the other in writing:

If to CS:

Capital Solutions, Inc.

910 Harvest Drive

Suite 105

Blue Bell, Pennsylvania 19422

if to the Company:

Eleison pharmaceuticals, LLC

103 Carnegie Center Suite 300

Princeton, NJ 08540

Attn: CEO

Notices delivered personally or by overnight delivery shall be effective upon delivery. Notices properly addressed and delivered by mall, return receipt requested, shall be effective three days following deposit with the United States Postal Service or delivery service.

(h)         Binding Effect. This Agreement shall be binding on the parties hereto end on their respective successors and permitted assigns.

(i)         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

(j)         Governing Law Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law’s provisions.

(k)         Dispute Resolution. The parties agree that should any dispute arise out of this Agreement, a phased dispute resolution process shall resolve the dispute. If a dispute arises, the aggrieved party shall, within five (5) working days of the event triggering the dispute, document the issue for resolution in a notification to the other party (a “Dispute Notice”) with sufficient particularity to identify the dispute, the support for the dispute and the requested resolution The parties will then promptly meet, but in no event more than five (5) business days after notification of the dispute. The parties will meet in good faith to attempt resolution. If the dispute is not resolved to the satisfaction of the parties within 45 days following delivery of the Dispute Notice, either may arrange at their expense for the prompt mediation of the matter by agreeing to a mediator with the other party or requeuing at their expense the appointment of a mediator from the American Arbitration Association. If the dispute is not resolved by mediation, then within 60 days after mediation, a party may then submit the dispute to binding arbitration before a single arbitrator appointed by the American Arbitration Association, with the proceeding being conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect. Any award by the arbitrator shall be final and binding upon the parties and may be confirmed by any court of competent jurisdiction. Venue for the arbitration shall be Philadelphia, Pennsylvania. The arbitrator in the exercises of discretion may award a reasonable attorney fee and costs to the prevailing party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written above.

CAPITAL SOLUTIONS, INC. By: /s/ Frank Seidman Title: ELEISON PHARMACEUTICALS, LLC By: /s/ Edwin J. Thomas Title: President

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